EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT


Name                              % Owned          State/Foreign Incorporation
------------------------          -------          ---------------------------

Vancouver Hong Kong                  100%          Canada
   Properties Ltd.

America & China Business             100%          Canada
   and Development Inc.

Heng Fai Management Inc.             100%          British Virgin Islands

Heng Fai China & Asia                100%          Hong Kong
   Industries Limited

Heng Fai China                       100%          Hong Kong
   Industries Limited

Worldwide Container                  100%          Hong Kong
   Company Limited

Heng Fai China Industries            100%          Hong Kong
   Acquisition Limited

Greatly Hong Kong Limited            100%          Hong Kong